UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2006

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EASTERN VIRGINIA BANKSHARES, INC.

(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation)	0-23565 (Commission File Number)	54-1866052 (I.R.S. Employer Identification No.)

330 Hospital Road Tappahannock, Virginia (Address of principal executive offices)	22560 (Zip Code)

Registrant’s telephone number, including area code: (804) 443-8423

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 5, 2006, Eastern Virginia Bankshares, Inc. (the “Company”) entered into an Underwriting Agreement with Keefe, Bruyette & Woods, Inc. The Underwriting Agreement provides for the sale by the Company of 1,000,000 shares of its common stock, par value $2.00, in a firm commitment underwritten public offering at an offering price of $22.00 per share (plus an additional 150,000 shares of common stock to cover over-allotments, if any). On December 9, 2006, Keefe, Bruyette & Woods, Inc., in its capacity as the sole underwriter and book-running manager for the offering, gave notice to the Company that it would be exercising its over-allotment option simultaneously with the closing of the offering.

The net proceeds to the Company of the public offering (including the sale of the shares to cover the over-allotment option) are expected to be approximately $23.8 million.  The offering proceeds will be used to support continuing growth in the Company's loans and deposits.  The Company will use any portion of the net proceeds that it retains for general corporate purposes.

The offering was made pursuant to a registration statement filed with the Securities and Exchange Commission, which was declared effective on December 5, 2006.

The offering closed on the sale of 1,150,000 shares of the Company’s common stock (including 150,000 shares to cover over-allotments) on Monday, December 11, 2006.

The complete text of the form of underwriting agreement is filed as an exhibit to this report and is incorporated by reference into this Item 1.01.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1

Form of Underwriting Agreement between the Company and Keefe, Bruyette & Woods, Inc. (incorporated herein by reference to Exhibit 1.1 to the Company's Registration Statement on Form S-3/A filed on November 24, 2006 (SEC File No. 333-138440)).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EASTERN VIRGINIA BANKSHARES, INC.

Date: December 11, 2006                                                      By: /s/Ronald L. Blevins

Ronald L. Blevins

Chief Financial Officer